AXP(R) Threadneedle
         Global Balanced
                Fund

                                                               Semiannual Report
                                                            for the Period Ended
                                                                  April 30, 2005

AXP Threadneedle Global Balanced Fund seeks to provide shareholders with a balance of growth of capital and current income.

(logo)                                                                  (logo)
American                                                                AMERICAN
  Express(R)                                                             EXPRESS
 Funds                                                                  (R)

Table of Contents

Fund Snapshot                                             3

Performance Summary                                       4

Questions & Answers with Portfolio Management             6

Investments in Securities                                12

Financial Statements                                     19

Notes to Financial Statements                            22

Fund Expenses Example                                    32

Approval of Investment Management Services Agreement     34

Proxy Voting                                             35

CORPORATE REORGANIZATION

On Feb. 1, 2005, American Express Company, the parent company of the Fund's investment manager, American Express Financial Corporation (AEFC), announced plans to pursue a spin-off of 100% of the common stock of AEFC to shareholders of American Express Company. The transaction, expected to be completed in the third quarter of 2005, is subject to certain regulatory and other approvals, as well as final approval by the board of directors of American Express Company. Upon completion of the transaction AEFC will be a publicly traded company separate from American Express Company. The current agreements between the Fund and AEFC and its affiliates will remain in place. No changes in operations or personnel, including the portfolio manager or managers of the Fund, are anticipated. The current subadvisory agreement will remain in place.

(logo)
Dalbar

American Express(R) Funds' reports to shareholders have been awarded the Communications Seal from Dalbar Inc., an independent financial services research firm. The Seal recognizes communications demonstrating a level of excellence in the industry.

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2   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT
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Fund Snapshot AT APRIL 30, 2005

PORTFOLIO MANAGERS

Portfolio managers                        Since       Years in industry

Equity
Alex Lyle*                                10/03              24
Stephen Thornber*                         10/03              17

Fixed Income
Nic Pifer, CFA**                          2/03               14

  * This portion of the Fund is managed by a team led by Alex Lyle and Stephen Thornber in London.

 ** This portion of the Fund is managed by a team led by Nic Pifer in Minneapolis.

FUND OBJECTIVE

For investors seeking a balance of growth of capital and current income.

Inception dates by class
A: 11/13/96       B: 11/13/96  C: 6/26/00   Y: 11/13/96

Ticker symbols by class
A: IDGAX          B: IGBBX     C: --        Y: AGBYX

Total net assets                                         $116.1 million

Number of holdings                                                  172

STYLE MATRIX

Equities

Shading within the style matrix indicates areas in which the Fund generally invests.

       STYLE
VALUE  BLEND  GROWTH
         X             LARGE
         X             MEDIUM   SIZE
         X             SMALL

STYLE MATRIX (continued)

Bonds

Shading within the style matrix indicates areas in which the Fund generally invests.

      DURATION
SHORT    INT.   LONG
                 X      HIGH
                 X      MEDIUM   QUALITY
                        LOW

TOP TEN HOLDINGS

Percentage of portfolio assets

Hellenic Republic (Greece)
   2.75% 2006                                                      2.3%
Citigroup (United States)                                          1.6
Microsoft (United States)                                          1.6
Govt of Belgium (Belgium)
   8.00% 2012                                                      1.5
Johnson & Johnson (United States)                                  1.5
Oesterreichische Kontrollbank (Austria)
   1.80% 2010                                                      1.4
Hellenic Republic (Greece)
   3.50% 2008                                                      1.3
Govt of Netherlands (Netherlands)
   5.00% 2012                                                      1.3
Govt of Japan (Japan)
   1.70% 2009                                                      1.2
Sanofi-Aventis (France)                                            1.2

For further detail about these holdings, please refer to the section entitled "Investments in Securities."

Stocks of small- and medium-sized companies may be subject to more abrupt or erratic price movements than stocks of larger companies. Some of these companies also may have fewer financial resources.

There are special risk considerations associated with international investing related to market, currency, economic, political and other factors.

Fund holdings are subject to change.

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3   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT
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Performance Summary

(bar chart)

                             PERFORMANCE COMPARISON
                 For the six-month period ended April 30, 2005

                 +6.23%        +6.34%          +4.20%       +5.05%

+6.23% = AXP Threadneedle Global Balanced Fund Class A (excluding sales charge) +6.34% = MSCI All Country World Index(1) (unmanaged)
+4.20% = Citigroup World Government Bond Index(2) (unmanaged)
+5.05% = Lipper Global Flexible Funds Index(3)

The performance information shown represents past performance and is not a guarantee of future results. The investment return and principal value of your investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance information shown. You may obtain performance information current to the most recent month-end by calling (800) 862-7919 or visiting www.americanexpress.com/funds.

(1) The Morgan Stanley Capital International (MSCI) All Country World Index, an unmanaged index of equity securities, is designed to measure equity market performance in the global developed and emerging markets. The index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees.

(2) The Citigroup World Government Bond Index, an unmanaged market capitalization weighted benchmark, tracks the performance of the 17 government bond markets around the world. It is widely recognized by investors as a measurement index for portfolios of government bond securities. The index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees.

(3) The Lipper Global Flexible Funds Index includes the 10 largest global flexible (balanced) funds tracked by Lipper Inc. The index's returns include net reinvested dividends.

The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart. If reflected, returns would be lower than those shown. The performance of other classes may vary from that shown because of differences in expenses.

The indices do not reflect the effects of sales charges, expenses (excluding Lipper) and taxes.

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4   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT
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Performance Summary

AVERAGE ANNUAL TOTAL RETURNS
                                  Class A                      Class B                       Class C            Class Y
(Inception dates)               (11/13/96)                   (11/13/96)                     (6/26/00)         (11/13/96)
                            NAV(1)      POP(2)           NAV(1)     After CDSC(3)    NAV(1)    After CDSC(4)    NAV(5)
at April 30, 2005
6 months*                   +6.23%      +0.13%           +5.96%        +1.96%        +6.06%       +5.06%        +6.44%
1 year                     +13.30%      +6.79%          +12.52%        +8.52%       +12.42%      +12.42%       +13.46%
3 years                     +8.00%      +5.89%           +7.20%        +6.32%        +7.17%       +7.17%        +8.17%
5 years                     -1.10%      -2.27%           -1.83%        -2.01%          N/A          N/A         -0.90%
Since inception             +4.24%      +3.51%           +3.46%        +3.46%        -1.94%       -1.94%        +4.45%

at March 31, 2005
6 months*                  +10.53%      +4.17%          +10.34%        +6.34%       +10.04%       +9.04%       +10.74%
1 year                     +10.94%      +4.57%          +10.12%        +6.12%       +10.04%      +10.04%       +10.91%
3 years                     +7.98%      +5.86%           +7.18%        +6.30%        +7.09%       +7.09%        +8.08%
5 years                     -1.61%      -2.77%           -2.37%        -2.54%          N/A          N/A         -1.44%
Since inception             +4.44%      +3.70%           +3.66%        +3.66%        -1.74%       -1.74%        +4.63%

(1)  Excluding sales charge.

(2)  Returns at public offering price (POP) reflect a sales charge of 5.75%.

(3) Returns at maximum contingent deferred sales charge (CDSC). CDSC applies as follows: first year 5%; second and third year 4%; fourth year 3%; fifth year 2%; sixth year 1%; no sales charge thereafter.

(4)  1% CDSC applies to redemptions made within the first year of purchase.

(5) Sales charge is not applicable to these shares. Shares available to institutional investors only.

* Not annualized.

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5   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT
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Questions & Answers
                WITH PORTFOLIO MANAGEMENT

Q: How did AXP Threadneedle Global Balanced Fund perform for the first half of the fiscal year?

A: AXP Threadneedle Global Balanced Fund's Class A shares gained 6.23% (excluding sales charge) for the six months ended April 30, 2005. This slightly underperformed the all-equity MSCI All Country World Index, the Fund's benchmark index, which advanced 6.34% for the period. The Fund outperformed the Citigroup World Government Bond Index (Citigroup World Index), the Fund's benchmark index for the fixed income portion of the fund, which returned 4.20% for the semiannual period. The Lipper Global Flexible Funds Index, representing the Fund's peer group, rose 5.05%.

Q:  What was the asset allocation?

A: At April 30, 2005, the Fund was composed of 64.7% global equities, 31.9% global bonds and 3.4% cash. The equity allocation was split between U.S. stock (38.9%) and foreign stock (61.1%). Within the bond allocation, the largest position was foreign government obligations.

Q:  What factors most significantly affected equity performance?

A: Within the equity portion of the Fund, individual stock selection proved most effective during the semiannual period. Country selection was rather neutral to the Fund's six-month performance, as the negative effect of the Fund's significant exposure to Japan was offset by the positive effect of its sizable positions in Asia and Latin America. Sector allocation modestly detracted from the Fund's semiannual performance.

Stock Selection

    On an individual security basis, U.S. refinery firm Valero Energy was one of the strongest performers for the Fund during the semiannual period. Valero benefited not only from big gains among energy stocks broadly but also from sharply rising refining profit margins in a favorable supply/demand environment.

COUNTRY COMPOSITION

Percentage of portfolio assets at April 30, 2005

[pie chart]

United States 29.8%
Japan 10.3%
Germany 7.9%
Greece 7.0%
United Kingdom 6.6%
France 5.3%
Italy 4.2%
Switzerland 3.6%
Hong Kong 3.2%
Canada 2.6%
South Korea 2.4%
Netherlands 2.0%
Belgium 1.5%
Austria 1.4%
Other* 11.4%

* Includes Australia, Bermuda, Brazil, Denmark, Finland, India, Ireland, Israel, Luxembourg, Mexico, Norway, Poland, Russia, Singapore, South Africa, Spain, Supra-National, Sweden, Taiwan and cash & short-term securities.

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6   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT
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Questions & Answers

(begin callout quote)> From an equity sector perspective, the Fund benefited most from its significant exposure to energy, materials and healthcare. (end callout quote)

       -- Steve Thornber

    Also in the energy sector, EOG Resources performed well, as this U.S. oil and gas exploration and production company saw its stock price pushed higher along with record-setting crude oil prices. EOG also benefited from its attractive acreage position in the oil-rich Barnett Shale area in Texas. In other areas, Hong Kong retailer Esprit was an outstanding contributor. Esprit has benefited from strong branding, innovative management and an attractive business model based on rapid stock turnover of its frequently refreshed fashion offerings. Nobel Biocare a Swiss company was another strong performer, as it continued to gain market share and raise profit margins in the fast-growing dental implants market.

    Of course, there were disappointments as well, as the equity market continued to punish companies that did not meet earnings expectations. For example, both U.S. motorcycle manufacturing legend Harley-Davidson and industrial automation provider Rockwell Automation detracted from relative results, as each announced scaled back earnings results and gave downbeat statements about future trading. Fund performance was also hurt by its holdings in U.S. broker-dealer Ameritrade and Bermuda-based information technology consultancy firm Accenture.

ASSET ALLOCATION & SECTOR COMPOSITION

Percentage of portfolio assets at April 30, 2005

[pie chart]

Stocks 64.7%
Financials 14.5%
Consumer discretionary 8.5%
Information technology 8.1%
Health care 6.9%
Industrials 6.5%
Energy 6.4%
Consumer staples 6.3%
Materials 3.1%
Telecommunications 2.7%
Utilities 1.3%
Telecommunication services 0.4%

Bonds 31.9%
Foreign government bonds 28.1%
U.S. government obligations & agencies 3.3%

Corporate bonds 0.5%
Cash equivalents
Short-term securities* 3.4%

* Of the 3.4%, 0.3% is due to security lending activity and 3.1% is the Fund's cash equivalent position.

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7   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Questions & Answers

(begin callout quote)> The tug-of-war continues between structural negatives, such as the U.S. current account deficit, and cyclical positives, including attractive valuation of the dollar and higher interest rates in the U.S. than in most industrialized nations. (end callout quote)

       -- Nic Pifer

Sector Positioning

    From an equity sector perspective, the Fund benefited most from its significant exposure to energy, materials and healthcare. Energy and materials continued to reflect the strong commodity price cycle, driven by demand growth, particularly from China. Within energy, Fund exposure to the oil price sensitive U.S. exploration and production companies benefited performance most. Healthcare companies continued to deliver superior earnings growth. Within healthcare, the Fund's focus on healthcare equipment and biotechnology companies rather than on pharmaceutical companies was well rewarded. Healthcare equipment and biotechnology companies posted strong earnings growth within growing markets, while pharmaceuticals were hit by pricing concerns, patent challenges and lackluster growth prospects.

    Detracting from the Fund's relative results was significant exposure to the poorly-performing consumer discretionary and telecommunications sectors and a more moderate exposure to the stronger-performing utilities sector. Consumer discretionary stocks, especially automotive stocks, were hurt by concerns about economic growth and rising interest rates and their potential effect on consumer confidence. Energy-related utilities performed well, reflecting the ripple effect of the energy sector and rising commodity prices.

Q:  What factors most significantly affected fixed-income performance?

Duration Management

    We maintained the Fund's duration, a principal measure of interest rate risk, approximately six months less than, or "shorter," than that of the Citigroup World Index throughout the semiannual period. This stance was based on our view that the U.S. economy in particular was growing at an above-trend pace and thus that the Federal Reserve Board (the Fed) was likely to continue raising the targeted federal funds rate well into 2005 until it is back to more historically normal levels. While our view proved sound, global bond yields generally

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8   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT
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Questions & Answers

    declined over the six months, benefiting from lackluster international economic data, contained inflation, a shift in investor sentiment toward risk aversion and a weaker U.S. dollar. On a trade-weighted basis, the U.S. dollar declined 0.54% over the six months ended April 30, 2005. As the value of the U.S. dollar decreases, the dollar value of foreign investments typically increases and vice versa. With bond yields falling, our duration management detracted somewhat from the Fund's relative results.

Currency Positioning

    Currency positioning and yield curve positioning together had a relatively neutral effect on the Fund's six-month performance. For the semiannual period, the U.S. dollar weakened approximately 0.6% versus the euro, 3.8% versus the British pound and 1.0% versus the Japanese yen. The U.S. dollar strengthened 3.3% versus the Canadian dollar over the six months. The Fund's significant exposure to the euro and several other European currencies thus contributed positively to its relative returns as did its modest exposure to the U.S. dollar. However, the Fund's meaningful exposure to the "dollar-bloc" currencies of Canada, Australia and New Zealand and its more moderate exposure to the Japanese yen detracted.

Country Allocation

    On the positive side, effective country allocation contributed most to the Fund's relative performance. The Fund held only limited positions in Japanese bonds and U.S. bonds and more substantial exposure to core European bonds. This strategy worked well, as the European government bond market significantly outperformed both the Japanese government bond market and U.S. Treasury market for the period in local currency terms.

Q:  What changes did you make to the Fund?

A: Within the equity portion of the Fund, our strategy was to generally reduce the Fund's risk profile during the semiannual period, given widespread concern over slowing global economic growth and heightened inflation pressures. Thus, within country allocation, we decreased the Fund's exposure to Latin America. Following a period of outperformance, we believed the risk/reward profile for the region's equity markets, given current valuations, had become less attractive. We redeployed those assets primarily into Japan and Asia. Within sectors, we took some profits in energy and mining stocks as the period progressed. We then used those proceeds to add to the Fund's moderate positions in consumer staples and pharmaceuticals, believing that while industry conditions remain difficult for both, valuations are currently factoring in all the negatives.

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9   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT
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Questions & Answers

    Within the fixed income portion of the Fund, we decreased exposure to the euro toward the end of 2004, while still maintaining a significant position in the currency, and we increased the Fund's exposure to the U.S. dollar, while still maintaining a moderate position in this currency. As the U.S. dollar weakened substantially during these months, the scale of decline led us to believe that it may have become undervalued against some of the other major currencies, including the euro, despite the ever-burgeoning U.S. current account deficit. We viewed this as an opportunity to reallocate a small portion of the portfolio's net assets. Indeed the timing of this strategy proved prudent, as the euro subsequently lowered to attractive levels and the U.S. dollar strengthened during the first calendar quarter of 2005. We then added back some exposure to the euro and somewhat reduced the Fund's position in the U.S. dollar. We also decreased the portfolio's exposure to the Canadian dollar, shifting to a neutral position as the currency strengthened. We made no other significant changes to the fixed income portfolio during the period. We maintained the Fund's duration shorter than that of the Citigroup World Index. From a country perspective, we continued to favor European bonds over U.S. and Japanese bonds.

Q:  How do you intend to manage the Fund in the coming months?

A: Overall, we maintain a generally positive outlook for the financial markets, although we believe that global economic growth will slow in 2005 relative to the year prior. We intend to keep the Fund's significant exposure to equities in the coming months. Corporate earnings reports have been generally positive, and cash flow has been strong. Merger and acquisition activity picked up during the first calendar quarter of 2005, which, should it continue as anticipated, also bodes well for the equity market.

    Given this view, we intend to maintain the Fund's significant equity exposure to the U.K., Europe, Asia and Japan. Japan's equity market has not yet rebounded, although we believe it will. We are particularly positive on Japanese domestically-oriented stocks, such as regional banks, as home-based demand appears to be on the rise. We intend to maintain the Fund's more modest exposure to Latin America for the near term, as we believe valuations in this region have become stretched of late. Also based on valuation analyses, we intend to maintain the Fund's moderate exposure to U.S. equities, though we believe we can continue to find attractive stocks in this market on a select, opportunistic basis. We also intend to

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10   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Questions & Answers

    stay with the Fund's more growth-oriented stock bias, seeking attractively valued companies with strong franchises that have the capacity to deliver sustainable growth.

    Within the fixed income portion of the Fund, we intend to maintain a somewhat defensive position with respect to interest rate risk exposure. Specifically, we expect to keep the Fund's duration shorter than that of the Citigroup World Index given our view regarding the pace of the U.S. economic growth and the tightening path of the Fed. Indeed, should U.S. interest rates reach a certain level or should the European bond market become too expensive, then we may take the opportunity to shift a percentage of asset allocation from European government bonds to U.S. Treasuries. One of the key questions now is whether recent concerns over a global economic soft patch are truly justified or whether Europe, for example, can pull out of its sluggish growth rut. Given recent economic news from the Eurozone, it currently appears that the European Central Bank may wait until the end of 2005 before beginning to raise interest rates. We believe the Bank of Japan is still approximately a year away from changing its interest rates from their current 0% level.

    As for currency positioning, we believe the view ahead for the U.S. dollar remains uncertain. Following an extended period of decline, the U.S. dollar strengthened in the early months of 2005 as the markets began to focus on cyclical positives. However, the tug-of-war continues between structural negatives, such as the U.S. current account deficit, and cyclical positives, including attractive valuation of the dollar and higher interest rates in the U.S. than in most industrialized nations. Thus our currency strategy is to seek to make tactical allocation adjustments as market conditions warrant. From a country perspective, we continue to favor European bonds. As always, we remain focused on careful security selection, as we continue to seek opportunities to capitalize on attractively valued bonds.

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11   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Investments in Securities

AXP Threadneedle Global Balanced Fund

April 30, 2005 (Unaudited)

(Percentages represent value of investments compared to net assets)

Common stocks (62.6%)(c)
Issuer                                         Shares                  Value(a)

Bermuda (0.6%)

Insurance
PartnerRe                                      11,848                 $690,501

Brazil (0.7%)

Energy (0.3%)
Petroleo Brasileiro ADR                         9,164                  384,247

Metals (0.4%)
Cia Vale do Rio Doce ADR                       17,326                  401,963

Canada (1.0%)

Banks and savings & loans (0.4%)
TSX Group                                       8,638                  425,686

Energy (0.6%)
EnCana                                         12,219                  782,226

Finland (0.2%)

Energy
Neste Oil                                      11,279(b)               251,940

France (3.5%)

Aerospace & defense (0.4%)
Thales                                         11,724                  475,842

Automotive & related (0.5%)
Renault                                         6,755                  566,126

Energy (1.1%)
Total                                           5,740                1,276,301

Machinery (0.4%)
Schneider Electric                              6,472                  466,434

Multi-industry (1.1%)
Sanofi-Aventis                                 15,000                1,328,188

Common stocks (continued)
Issuer                                         Shares                  Value(a)

Germany (2.3%)

Banks and savings & loans (0.6%)
Hypo Real Estate Holding1                       6,715(b)              $692,618

Computer software & services (0.4%)
SAP                                             2,644                  417,135

Health care products (0.5%)
Schering                                        8,341                  549,093

Utilities -- electric (0.8%)
RWE                                            16,472                  983,455

Greece (0.4%)

Building materials & construction
TITAN Cement                                   15,280                  485,030

Hong Kong (3.1%)

Financial services (0.3%)
Hang Lung Properties                          232,000                  356,693

Real estate (1.5%)
Henderson Land Development                    112,000                  521,495
New World Development                       1,090,600                1,173,156
Total                                                                1,694,651

Retail -- general (1.3%)
Esprit Holdings                               154,500                1,150,989
Lifestyle Intl Holdings                       238,000                  373,305
Total                                                                1,524,294

India (0.7%)

Banks and savings & loans
State Bank of India GDR                        22,000                 788,700

Ireland (0.7%)

Banks and savings & loans
Anglo Irish Bank                               67,678                  778,728

See accompanying notes to investments in securities.

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12   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT
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Common stocks (continued)
Issuer                                         Shares                  Value(a)

Israel (0.9%)

Computer software & services
Check Point Software Technologies              48,006(b)            $1,005,726

Italy (0.7%)

Energy
Eni                                            34,561                  868,984

Japan (7.8%)

Automotive & related (0.7%)
Honda Motor                                     9,300                  447,612
Toyota Motor                                   10,400                  377,405
Total                                                                  825,017

Banks and savings & loans (1.5%)
Bank of Kyoto                                  66,000                  556,951
Chiba Bank                                     53,000                  326,014
Mitsubishi Tokyo Financial Group                   83                  717,451
UFJ Holdings                                       47(b)               247,044
Total                                                                1,847,460

Broker dealers (0.8%)
Matsui Securities                              64,200(g)               871,028

Building materials & construction (0.5%)
Nishimatsu Construction                       101,000                  377,766
Okumura                                        29,000                  179,756
Total                                                                  557,522

Electronics (0.5%)
eAccess                                           347                  266,481
Keyence                                         1,500                  330,967
Total                                                                  597,448

Energy (0.5%)
Nippon Oil                                     78,000                  550,462

Engineering & construction (0.3%)
Daiwa House Industry                           32,000                  358,885

Home building (0.5%)
Daito Trust Construction                       13,400                  535,191

Machinery (1.3%)
Amada                                         114,000                  704,552
Komatsu                                       107,000                  753,483
Total                                                                1,458,035

Multi-industry (0.6%)
Canon                                          13,300                  691,845

Common stocks (continued)
Issuer                                         Shares                  Value(a)

Japan (cont.)

Real estate (0.3%)
Mitsui Fudosan                                 28,000                 $312,505

Textiles & apparel (0.3%)
ONWARD Kashiyama                               31,000                  398,114

Luxembourg (0.5%)

Metals
Arcelor                                        26,529                  537,808

Mexico (0.3%)

Cellular telecommunications
America Movil ADR Series L                      7,000                  347,550

Netherlands (0.7%)

Food
Royal Numico                                   19,130(b)               791,380

Russia (0.4%)

Utilities -- telephone
Mobile Telesystems ADR                         15,041                  505,378

Singapore (0.5%)

Real estate
City Developments                             126,000                  531,590

South Africa (0.3%)

Retail -- general
Massmart Holdings                              48,259                  348,840

South Korea (2.3%)

Chemicals (0.4%)
Hanwha Chemical                                36,790                  436,759

Electronics (0.9%)
Samsung Electronics                             2,465                1,127,505

Engineering & construction (0.5%)
Hyundai Development                            29,550                  590,704

Metals (0.5%)
POSCO                                           3,117                  567,840

Spain (0.3%)

Computer software & services
Indra Sistemas                                 21,480                  371,712

See accompanying notes to investments in securities.

--------------------------------------------------------------------------------
13   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Issuer                                         Shares                  Value(a)

Sweden (0.3%)

Telecom equipment & services
Telefonaktiebolaget LM
  Ericsson Cl B                               127,557                 $377,570

Switzerland (3.5%)

Banks and savings & loans (1.0%)
UBS                                            14,452                1,155,670

Food (0.7%)
Nestle                                          3,045                  801,348

Health care products (1.8%)
Actelion                                        2,908(b)               310,216
Nobel Biocare Holding                           4,234                  906,582
Roche Holding                                   7,051                  853,112
Total                                                                2,069,910

Taiwan (0.4%)

Electronics
Taiwan Semiconductor Mfg                      258,337                  429,707

United Kingdom (4.9%)

Aerospace & defense (--%)
Rolls-Royce Group Cl B                      4,857,600                    9,496

Cellular telecommunications (1.2%)
O2                                            140,395(b)               313,934
Vodafone Group                                413,569                1,080,851
Total                                                                1,394,785

Energy (0.5%)
BP                                             55,084                  561,313

Financial services (0.6%)
3i Group                                       53,623                  656,064

Food (0.8%)
Cadbury Schweppes                              88,237                  887,158

Industrial services (0.4%)
BOC Group                                      24,282                  451,571

Media (0.3%)
Reuters Group                                  49,845                  367,488

Metals (0.4%)
BHP Billiton                                   39,435                  482,703

Retail -- grocery (0.7%)
Tesco                                         141,316                  834,264

Common stocks (continued)
Issuer                                         Shares                  Value(a)

United States (25.6%)

Banks and savings & loans (0.4%)
Bank of America                                10,284                 $463,191

Beverages & tobacco (1.4%)
Altria Group                                   12,943                  841,166
PepsiCo                                        15,032                  836,380
Total                                                                1,677,546

Broker dealers (1.0%)
Ameritrade Holding                             16,100(b)               168,728
Bear Stearns Companies                          4,662                  441,305
Lehman Brothers Holdings                        5,824                  534,177
Total                                                                1,144,210

Cellular telecommunications (1.1%)
American Tower Cl A                            44,585(b)               768,199
SpectraSite                                     9,058(b)               508,426
Total                                                                1,276,625

Computer hardware (0.8%)
Dell                                           25,164(b)               876,462

Computer software & services (2.9%)
Adobe Systems                                  11,027                  655,776
Autodesk                                       15,739                  500,972
Google Cl A                                     2,635(b)               579,700
Microsoft                                      70,015                1,771,380
Total                                                                3,507,828

Electronics (0.5%)
Intel                                          22,250                  523,320

Energy (2.2%)
EOG Resources                                  13,747                  653,670
Exxon Mobil                                     7,889                  449,910
Forest Oil                                     10,871(b)               418,860
Massey Energy                                   9,508                  343,334
Valero Energy                                  10,033                  687,560
Total                                                                2,553,334

Finance companies (1.6%)
Citigroup                                      38,896                1,826,556

Financial services (0.6%)
Goldman Sachs Group                             3,737                  399,075
Intl Securities Exchange                        1,089(b)                28,662
Investors Financial Services                    7,000                  293,650
Total                                                                  721,387

Food (0.2%)
WM Wrigley Jr                                   4,117                  284,608

See accompanying notes to investments in securities.

--------------------------------------------------------------------------------
14   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Issuer                                         Shares                  Value(a)

United States (cont.)

Furniture & appliances (0.6%)
Mohawk Inds                                     5,020(b)              $390,606
Tempur-Pedic Intl                              17,950(b)               342,666
Total                                                                  733,272

Health care products (3.4%)
Abbott Laboratories                            11,404                  560,621
Amgen                                           8,711(b)               507,067
Johnson & Johnson                              24,030                1,649,178
Laboratory Corp of
  America Holdings                              8,398(b)               415,701
Pfizer                                          9,549                  259,446
St. Jude Medical                               16,460(b)               642,434
Total                                                                4,034,447

Health care services (1.0%)
DaVita                                         13,085(b)               527,326
WellPoint                                       4,967(b)               634,534
Total                                                                1,161,860

Household products (0.4%)
Procter & Gamble                                8,091                  438,128

Industrial transportation (0.3%)
Norfolk Southern                               10,517                  330,234

Insurance (1.2%)
American Intl Group                            15,766                  801,701
Genworth Financial Cl A                        22,104                  617,807
Total                                                                1,419,508

Leisure time & entertainment (0.8%)
Carnival Unit                                  15,253                  745,567
Harley-Davidson                                 4,223                  198,565
Total                                                                  944,132

Media (0.7%)
Dex Media                                      23,404                  512,548
Lamar Advertising Cl A                          7,200(b)               269,136
Total                                                                  781,684

Multi-industry (1.1%)
General Electric                               33,915                1,227,723

Retail -- drugstores (1.2%)
CVS                                            11,038                  569,340
Walgreen                                       19,575                  842,900
Total                                                                1,412,240

Common stocks (continued)
Issuer                                         Shares                  Value(a)

United States (cont.)

Retail -- general (1.7%)
Dillard's Cl A                                 18,980                 $441,665
Home Depot                                     30,652                1,084,161
Staples                                        20,471                  390,372
Total                                                                1,916,198

Utilities -- electric (0.5%)
Duke Energy                                    18,874                  550,932

Total common stocks
(Cost: $63,104,326)                                                $72,639,611

Preferred stock & other (0.6%)(c)
Issuer                                         Shares                  Value(a)

Germany
Porsche                                           983                 $634,032

Singapore
City Development
  Warrants                                     12,600(b)                33,399

Total preferred stock & other
(Cost: $473,100)                                                      $667,431

Bonds (31.1%)(c)
Issuer                  Coupon                Principal               Value(a)
                         rate                  amount

Australia (0.4%)
New South Wales Treasury
  (Australian Dollar)
   03-01-08               8.00%               500,000                 $415,496

Austria (1.4%)
Oesterreichische Kontrollbank
  (Japanese Yen)
   03-22-10               1.80            160,000,000                1,628,304

Belgium (1.5%)
Govt of Belgium
  (European Monetary Unit)
   12-24-12               8.00              1,000,000                1,702,097

See accompanying notes to investments in securities.

--------------------------------------------------------------------------------
15   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Issuer                  Coupon                Principal               Value(a)
                         rate                  amount

Canada (1.5%)
Govt of Canada
  (Canadian Dollar)
   09-01-08               4.25%             1,600,000               $1,307,127
Province of British Columbia
  (Canadian Dollar)
   12-01-06               5.25                500,000                  411,092
Total                                                                1,718,219

Denmark (0.3%)
Realkredit Danmark
  (Danish Krone)
   01-01-08               4.00              1,720,000                  308,619

France (1.7%)
French Treasury Note
  (European Monetary Unit)
   07-12-08               3.00                300,000                  392,370
Govt of France
  (European Monetary Unit)
   04-25-13               4.00                500,000                  677,286
   10-25-14               4.00                630,000                  850,397
Total                                                                1,920,053

Germany (4.8%)
Allgemeine Hypothekenbank Rheinboden
  (European Monetary Unit)
   09-02-09               5.00                850,000(d)             1,188,144
Bundesrepublik Deutschland
  (European Monetary Unit)
   01-05-06               6.00                700,000                  923,703
   07-04-08               4.75                725,000                  996,154
   07-04-09               4.50                 85,000                  117,162
   07-04-10               5.25                250,000                  358,793
   06-20-16               6.00                434,598                  688,169
   07-04-27               6.50                400,000                  710,606
Rheinische Hypothekenbank
  (European Monetary Unit)
   09-24-08               4.25                550,000                  744,775
Total                                                                5,727,506

Bonds (continued)
Issuer                  Coupon                Principal               Value(a)
                         rate                  amount

Greece (6.4%)
Hellenic Republic
  (European Monetary Unit)
   06-21-06               2.75%             2,000,000               $2,587,318
   06-21-07               3.25                500,000                  655,581
   04-18-08               3.50              1,150,000                1,520,345
   04-20-09               3.50                800,000                1,059,335
   05-20-13               4.60                400,000                  555,787
   10-22-22               5.90                700,000                1,110,816
Total                                                                7,489,182

Italy (3.4%)
Buoni Poliennali Del Tesoro
  (European Monetary Unit)
   11-01-09               4.25                400,000                  547,046
   08-01-11               5.25                200,000                  288,706
   08-01-13               4.25                600,000                  819,790
   08-01-14               4.25                720,000                  982,692
   11-01-29               5.25                600,000                  904,403
   08-01-34               5.00                250,000                  366,531
Total                                                                3,909,168

Japan (2.3%)
Govt of Japan
  (Japanese Yen)
   12-21-09               1.70            137,000,000                1,385,187
   06-20-13               0.50            134,000,000                1,229,616
Total                                                                2,614,803

Netherlands (1.2%)
Govt of Netherlands
  (European Monetary Unit)
   07-15-12               5.00              1,000,000                1,437,065

Norway (0.3%)
Govt of Norway
  (Norwegian Krone)
   05-16-11               6.00              2,100,000                  378,514

Poland (0.2%)
Republic of Poland
  (Polish Zloty)
   03-24-10               5.75                655,000                  197,746

Supra-National (0.5%)
Intl Bank Reconstruction & Development
  (Japanese Yen)
   02-18-08               2.00             55,000,000                  553,670

See accompanying notes to investments in securities.

--------------------------------------------------------------------------------
16   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Issuer                  Coupon                Principal               Value(a)
                         rate                  amount

Sweden (0.3%)
Govt of Sweden
  (Swedish Krona)
   08-15-07               8.00%             2,250,000                 $354,928

United Kingdom (1.5%)
Greater Beijing First Expressways
  (U.S. Dollar) Sr Nts
   06-15-07               9.50                170,000(b,e,f)                --
United Kingdom Treasury
  (British Pound)
   07-12-11               9.00                410,000                  970,437
   09-27-13               8.00                340,000                  804,670
Total                                                                1,775,107

United States (3.4%)
ConocoPhillips
  (U.S. Dollar)
   03-15-28               7.13                200,000                  215,813
Federal Natl Mtge Assn
  (U.S. Dollar)
   09-15-09               6.63              1,000,000                1,096,006
   05-15-11               6.00                370,000                  401,424
U.S. Treasury (U.S. Dollar)
   02-15-07               2.25                500,000                  488,281
   02-15-09               3.00                500,000                  485,705
   08-15-14               4.25                568,000                  570,396
   02-15-23               7.13                200,000                  261,109
   02-15-26               6.00                369,000                  436,616
Total                                                                3,955,350

Total bonds
(Cost: $33,158,236)                                                $36,085,827

Short-term securities (3.3%)(h)
Issuer                 Effective               Amount                 Value(a)
                         yield               payable at
                                              maturity
U.S. government agencies
Federal Home Loan Bank Disc Nt
   05-11-05               2.75%            $3,100,000               $3,097,164
Federal Natl Mtge Assn Disc Nt
   06-13-05               2.79                700,000                  697,564

Total short-term securities
(Cost: $3,794,953)                                                  $3,794,728

Total investments in securities
(Cost: $100,530,615)(i)                                           $113,187,597

See accompanying notes to investments in securities.

--------------------------------------------------------------------------------
17   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Notes to investments in securities

(a) Securities are valued by procedures described in Note 1 to the financial statements.

(b) Non-income producing. For long-term debt securities, item identified is in default as to payment of interest and/or principal.

(c) Foreign security values are stated in U.S. dollars. For debt securities, principal amounts are denominated in the currency indicated.

(d) Represents a security sold under Rule 144A, which is exempt from registration under the Securities Act of 1933, as amended. This security has been determined to be liquid under guidelines established by the Fund's Board of Directors. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. At April 30, 2005, the value of these securities amounted to $1,188,144 or 1.0% of net assets.

(e)   Negligible market value.

(f)   Identifies issues considered to be illiquid as to their marketability (see
      Note 1 to the financial statements). These securities are valued at fair value according to methods selected in good faith by the Fund's Board of Directors. Information concerning such security holdings at April 30, 2005, is as follows:

      Security                                     Acquisition           Cost
                                                      date
      Greater Beijing First Expressways
           (U.S. Dollar) 9.50% Sr Nts 2007          06-12-97          $51,391

(g) At April 30, 2005, security was partially or fully on loan. See Note 5 to the financial statements.

(h) Cash collateral received from security lending activity is invested in short-term securities and represents 0.2% of net assets. See Note 5 to the financial statements. 3.1% of net assets is the Fund's cash equivalent position.

(i) At April 30, 2005, the cost of securities for federal income tax purposes was approximately $100,531,000 and the approximate aggregate gross unrealized appreciation and depreciation based on that cost was:

      Unrealized appreciation                                     $14,138,000
      Unrealized depreciation                                      (1,481,000)
                                                                   ----------
      Net unrealized appreciation                                 $12,657,000
                                                                  -----------

How to find information about the Fund's portfolio holdings

(i) The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (Commission) for the first and third quarters of each fiscal year on Form N-Q;

(ii) The Fund's Forms N-Q are available on the Commission's website at http://www.sec.gov;

(iii) The Fund's Forms N-Q may be reviewed and copied at the Commission's Public Reference Room in Washington, DC (information on the operations of the Public Reference Room may be obtained by calling 1-800-SEC-0330); and

(iv) The Fund's complete schedule of portfolio holdings, as disclosed in its annual and semiannual shareholder reports and in its filings on Form N-Q, can be found at www.americanexpress.com/funds.

--------------------------------------------------------------------------------
18   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Financial Statements

Statement of assets and liabilities
AXP Threadneedle Global Balanced Fund

April 30, 2005 (Unaudited)
Assets
Investments in securities, at value (Note 1)*
   (identified cost $100,530,615)                                                                              $113,187,597
Cash in bank on demand deposit                                                                                      158,276
Foreign currency holdings (identified cost $819,085) (Note 1)                                                       823,030
Capital shares receivable                                                                                            26,096
Dividends and accrued interest receivable                                                                           788,236
Receivable for investment securities sold                                                                         1,477,177
Unrealized appreciation on foreign currency contracts held, at value (Note 6)                                        25,427
                                                                                                                     ------
Total assets                                                                                                    116,485,839
                                                                                                                -----------
Liabilities
Capital shares payable                                                                                               42,020
Payable for investment securities purchased                                                                          12,645
Unrealized depreciation on foreign currency contracts held, at value (Note 6)                                         1,034
Payable upon return of securities loaned (Note 5)                                                                   284,000
Accrued investment management services fee                                                                            2,496
Accrued distribution fee                                                                                              1,278
Accrued service fee                                                                                                      62
Accrued transfer agency fee                                                                                             677
Accrued administrative services fee                                                                                     190
Other accrued expenses                                                                                               43,766
                                                                                                                     ------
Total liabilities                                                                                                   388,168
                                                                                                                    -------
Net assets applicable to outstanding capital stock                                                             $116,097,671
                                                                                                               ============
Represented by
Capital stock -- $.01 par value (Note 1)                                                                       $    212,692
Additional paid-in capital                                                                                      140,514,544
Undistributed net investment income                                                                                 266,204
Accumulated net realized gain (loss) (Note 8)                                                                   (37,592,085)
Unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies (Note 6)                                   12,696,316
                                                                                                                 ----------
Total -- representing net assets applicable to outstanding capital stock                                       $116,097,671
                                                                                                               ============
Net assets applicable to outstanding shares:                     Class A                                       $ 61,991,506
                                                                 Class B                                       $ 30,203,198
                                                                 Class C                                       $  1,271,570
                                                                 Class Y                                       $ 22,631,397
Net asset value per share of outstanding capital stock:          Class A shares        11,303,626              $       5.48
                                                                 Class B shares         5,626,140              $       5.37
                                                                 Class C shares           237,852              $       5.35
                                                                 Class Y shares         4,101,540              $       5.52
                                                                                        ---------              ------------
* Including securities on loan, at value (Note 5)                                                              $    271,340
                                                                                                               ------------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
19   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Statement of operations
AXP Threadneedle Global Balanced Fund

Six months ended April 30, 2005
(Unaudited)
Investment income
Income:
Dividends                                                                                                $  839,047
Interest                                                                                                    673,447
Fee income from securities lending (Note 5)                                                                     956
     Less foreign taxes withheld                                                                            (58,124)
                                                                                                            -------
Total income                                                                                              1,455,326
                                                                                                          ---------
Expenses (Note 2):
Investment management services fee                                                                          471,137
Distribution fee
     Class A                                                                                                 76,488
     Class B                                                                                                155,157
     Class C                                                                                                  5,915
Transfer agency fee                                                                                         128,692
Incremental transfer agency fee
     Class A                                                                                                  6,989
     Class B                                                                                                  5,876
     Class C                                                                                                    183
Service fee -- Class Y                                                                                        9,034
Administrative services fees and expenses                                                                    31,971
Compensation of board members                                                                                 5,148
Custodian fees                                                                                               14,760
Printing and postage                                                                                         18,995
Registration fees                                                                                            20,340
Audit fees                                                                                                   10,375
Other                                                                                                         4,261
                                                                                                              -----
Total expenses                                                                                              965,321
     Earnings credits on cash balances (Note 2)                                                              (5,769)
                                                                                                             ------
Total net expenses                                                                                          959,552
                                                                                                            -------
Investment income (loss) -- net                                                                             495,774
                                                                                                            -------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
     Security transactions (Note 3)                                                                       5,864,710
     Foreign currency transactions                                                                           12,857
                                                                                                             ------
Net realized gain (loss) on investments                                                                   5,877,567
Net change in unrealized appreciation (depreciation) on investments
     and on translation of assets and liabilities in foreign currencies                                    (223,322)
                                                                                                           --------
Net gain (loss) on investments and foreign currencies                                                     5,654,245
                                                                                                          ---------
Net increase (decrease) in net assets resulting from operations                                          $6,150,019
                                                                                                         ==========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
20   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Statements of changes in net assets
AXP Threadneedle Global Balanced Fund
                                                                                      April 30, 2005             Oct. 31, 2004
                                                                                     Six months ended             Year ended
                                                                                        (Unaudited)
Operations and distributions
Investment income (loss) -- net                                                      $    495,774              $    579,391
Net realized gain (loss) on investments                                                 5,877,567                 5,362,031
Net change in unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies                    (223,322)                4,301,031
                                                                                         --------                 ---------
Net increase (decrease) in net assets resulting from operations                         6,150,019                10,242,453
                                                                                        ---------                ----------
Distributions to shareholders from:
   Net investment income
      Class A                                                                          (1,064,644)                 (304,857)
      Class B                                                                            (503,755)                       --
      Class C                                                                             (19,981)                       --
      Class Y                                                                            (286,576)                  (81,770)
                                                                                         --------                   -------
Total distributions                                                                    (1,874,956)                 (386,627)
                                                                                       ----------                  --------
Capital share transactions (Note 4)
Proceeds from sales
   Class A shares (Note 2)                                                              9,989,919                12,342,103
   Class B shares                                                                       3,293,426                 4,322,699
   Class C shares                                                                         624,317                   237,249
   Class Y shares                                                                       9,943,742                 8,838,422
Reinvestment of distributions at net asset value
   Class A shares                                                                       1,023,956                   293,636
   Class B shares                                                                         488,217                        --
   Class C shares                                                                          19,503                        --
   Class Y shares                                                                         286,551                    81,761
Payments for redemptions
   Class A shares                                                                      (8,335,859)              (14,335,235)
   Class B shares (Note 2)                                                             (4,794,857)              (10,299,121)
   Class C shares (Note 2)                                                               (193,503)                 (164,780)
   Class Y shares                                                                        (567,209)               (3,905,336)
                                                                                         --------                ----------
Increase (decrease) in net assets from capital share transactions                      11,778,203                (2,588,602)
                                                                                       ----------                ----------
Total increase (decrease) in net assets                                                16,053,266                 7,267,224
Net assets at beginning of period                                                     100,044,405                92,777,181
                                                                                      -----------                ----------
Net assets at end of period                                                          $116,097,671              $100,044,405
                                                                                     ============              ============
Undistributed net investment income                                                  $    266,204              $  1,645,386
                                                                                     ------------              ------------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
21   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Notes to Financial Statements

AXP Threadneedle Global Balanced Fund

(Unaudited as to April 30, 2005)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund is a series of AXP Global Series, Inc. and is registered under the Investment Company Act of 1940 (as amended) as a diversified open-end management investment company. The Fund invests primarily in equity and debt securities of issuers throughout the world. AXP Global Series, Inc. has 10 billion authorized shares of capital stock that can be allocated among the separate series as designated by the board.

The Fund offers Class A, Class B, Class C and Class Y shares.

o  Class A shares are sold with a front-end sales charge.

o Class B shares may be subject to a contingent deferred sales charge (CDSC) and automatically convert to Class A shares during the ninth year of ownership.

o  Class C shares may be subject to a CDSC.

o Class Y shares have no sales charge and are offered only to qualifying institutional investors.

All classes of shares have identical voting, dividend and liquidation rights. The distribution fee, transfer agency fees and service fee (class specific expenses) differ among classes. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses on investments are allocated to each class of shares based upon its relative net assets.

The Fund's significant accounting policies are summarized below:

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

Valuation of securities

All securities are valued at the close of each business day. Securities traded on national securities exchanges or included in national market systems are valued at the last quoted sales price. Debt securities are generally traded in the over-the-counter market and are valued at a price that reflects fair value as quoted by dealers in these securities or by an independent pricing service. Foreign securities are valued based on quotations from the principal market in which such securities are normally traded. Pursuant to procedures adopted by the Board of Directors of the funds, American Express Financial Corporation (AEFC) utilizes Fair Value Pricing (FVP). FVP determinations are made in good faith in accordance with these procedures. If a development or event is so significant that there is a reasonably high degree of certainty that the effect of the development or event has actually caused the closing price to no longer reflect the actual value, the closing prices, as determined at the close of the applicable foreign market, may be adjusted to reflect the fair value of the affected foreign securities as of the close of the New York Stock Exchange. Significant events include material movements in the U.S. securities markets prior to the opening of foreign markets on the

--------------------------------------------------------------------------------
22   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT
following trading day. FVP results in an estimated price that reasonably reflects the current market conditions in order to value the portfolio holdings such that shareholder transactions receive a fair net asset value. Short-term securities maturing in more than 60 days from the valuation date are valued at the market price or approximate market value based on current interest rates; those maturing in 60 days or less are valued at amortized cost.

Illiquid Securities

At April 30, 2005, investments in securities included issues that are illiquid which the Fund currently limits to 10% of net assets, at market value, at the time of purchase. The aggregate value of such securities at April 30, 2005 was $0. These securities are valued at fair value according to methods selected in good faith by the board. According to board guidelines, certain unregistered securities are determined to be liquid and are not included within the 10% limitation specified above. Assets are liquid if they can be sold or disposed of in the ordinary course of business within seven days at approximately the value at which the asset is valued by the Fund.

Option transactions

To produce incremental earnings, protect gains, and facilitate buying and selling of securities for investments, the Fund may buy and write options traded on any U.S. or foreign exchange or in the over-the-counter market where completing the obligation depends upon the credit standing of the other party. The Fund also may buy and sell put and call options and write covered call options on portfolio securities as well as write cash-secured put options. The risk in writing a call option is that the Fund gives up the opportunity for profit if the market price of the security increases. The risk in writing a put option is that the Fund may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Fund pays a premium whether or not the option is exercised. The Fund also has the additional risk of being unable to enter into a closing transaction if a liquid secondary market does not exist.

Option contracts are valued daily at the closing prices on their primary exchanges and unrealized appreciation or depreciation is recorded. The Fund will realize a gain or loss when the option transaction expires or closes. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option or the cost of a security for a purchased put or call option is adjusted by the amount of premium received or paid.

Futures transactions

To gain exposure to or protect itself from market changes, the Fund may buy and sell financial futures contracts traded on any U.S. or foreign exchange. The Fund also may buy and write put and call options on these futures contracts. Risks of entering into futures contracts and related options include the possibility of an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

Upon entering into a futures contract, the Fund is required to deposit either cash or securities in an amount (initial margin) equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or expires.

--------------------------------------------------------------------------------
23   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Foreign currency translations and foreign currency contracts

Securities and other assets and liabilities denominated in foreign currencies are translated daily into U.S. dollars. Foreign currency amounts related to the purchase or sale of securities and income and expenses are translated at the exchange rate on the transaction date. The effect of changes in foreign exchange rates on realized and unrealized security gains or losses is reflected as a component of such gains or losses. In the statement of operations, net realized gains or losses from foreign currency transactions, if any, may arise from sales of foreign currency, closed forward contracts, exchange gains or losses realized between the trade date and settlement date on securities transactions, and other translation gains or losses on dividends, interest income and foreign withholding taxes. At April 30, 2005, foreign currency holdings consisted of multiple denominations, primarily British pounds.

The Fund may enter into forward foreign currency exchange contracts for operational purposes and to protect against adverse exchange rate fluctuation. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using foreign currency exchange rates from an independent pricing service. The Fund is subject to the credit risk that the other party will not complete its contract obligations.

Guarantees and indemnifications

Under the Fund's organizational documents, its officers and directors are indemnified against certain liabilities arising out of the performance of their duties to the Fund. In addition, certain of the Fund's contracts with its service providers contain general indemnification clauses. The Fund's maximum exposure under these arrangements is unknown since the amount of any future claims that may be made against the Fund cannot be determined and the Fund has no historical basis for predicting the likelihood of any such claims.

Federal taxes

The Fund's policy is to comply with all sections of the Internal Revenue Code that apply to regulated investment companies and to distribute substantially all of its taxable income to shareholders. No provision for income or excise taxes is thus required.

Net investment income (loss) and net realized gains (losses) may differ for financial statement and tax purposes primarily because of deferred losses on certain futures contracts, the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes, and losses deferred due to "wash sale" transactions. The character of distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gains (losses) were recorded by the Fund.

Dividends to shareholders

Dividends from net investment income, declared and paid each calendar quarter, when available, are reinvested in additional shares of the Fund at net asset value or payable in cash. Capital gains, when available, are distributed along with the last income dividend of the calendar year.

--------------------------------------------------------------------------------
24   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Other

Security transactions are accounted for on the date securities are purchased or sold. Dividend income is recognized on the ex-dividend date or upon receipt of ex-dividend notification in the case of certain foreign securities. Interest income, including amortization of premium, market discount and original issue discount using the effective interest method, is accrued daily.

2. EXPENSES AND SALES CHARGES

The Fund has agreements with AEFC to manage its portfolio and provide administrative services. Under an Investment Management Services Agreement, AEFC determines which securities will be purchased, held or sold. The management fee is a percentage of the Fund's average daily net assets that declines from 0.79% to 0.665% annually as the Fund's assets increase. The fee may be adjusted upward or downward by a performance incentive adjustment based on a comparison of the performance of Class A shares of the Fund to the Lipper Global Flexible Funds Index. In certain circumstances, the board may approve a change in the index. The maximum adjustment is 0.08% per year. If the performance difference is less than 0.50%, the adjustment will be zero. The adjustment increased the fee by $30,822 for the six months ended April 30, 2005.

AEFC has a Subadvisory Agreement with Threadneedle International Limited, an indirect wholly owned subsidiary of AEFC, to subadvise the assets of the Fund.

Under an Administrative Services Agreement, the Fund pays AEFC a fee for administration and accounting services at a percentage of the Fund's average daily net assets that declines from 0.06% to 0.035% annually as the Fund's assets increase. A minor portion of additional administrative service expenses paid by the Fund are consultants' fees and fund office expenses. Under this agreement, the Fund also pays taxes, audit and certain legal fees, registration fees for shares, compensation of board members, corporate filing fees and any other expenses properly payable by the Fund and approved by the board.

Under a Deferred Compensation Plan (the Plan), non-interested board members may defer receipt of their compensation. Deferred amounts are treated as though equivalent dollar amounts had been invested in shares of the Fund or other American Express mutual funds. The Fund's liability for these amounts is adjusted for market value changes and remains in the Fund until distributed in accordance with the Plan.

Under a separate Transfer Agency Agreement, American Express Client Service Corporation (AECSC) maintains shareholder accounts and records. The Fund pays AECSC an annual fee per shareholder account for this service as follows:

o  Class A $19.50

o  Class B $20.50

o  Class C $20.00

o  Class Y $17.50

The incremental transfer agency fee is the amount charged to the specific classes for the additional expense above the fee for Class Y.

--------------------------------------------------------------------------------
25   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

In addition, AECSC is entitled to charge an annual closed account fee of $5 per inactive account, charged on a pro rata basis from the date the account becomes inactive until the date the account is purged from the transfer agent system generally within one year. However, the closed account fee is currently not effective.

The Fund has agreements with American Express Financial Advisors Inc. (the Distributor) for distribution and shareholder services. Under a Plan and Agreement of Distribution pursuant to Rule 12b-1, the Fund pays a fee at an annual rate up to 0.25% of the Fund's average daily net assets attributable to Class A shares and up to 1.00% for Class B and Class C shares.

Under a Shareholder Service Agreement, the Fund pays the Distributor a fee for service provided to shareholders by financial advisors and other servicing agents. The fee is calculated at a rate of 0.10% of the Fund's average daily net assets attributable to Class Y shares.

Sales charges received by the Distributor for distributing Fund shares were $82,241 for Class A, $14,032 for Class B and $258 for Class C for the six months ended April 30, 2005.

During the six months ended April 30, 2005, the Fund's custodian and transfer agency fees were reduced by $5,769 as a result of earnings credits from overnight cash balances. The Fund also pays custodian fees to American Express Trust Company, an affiliate of AEFC.

3. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities (other than short-term obligations) aggregated $46,129,389 and $38,821,485, respectively, for the six months ended April 30, 2005. Realized gains and losses are determined on an identified cost basis.

4. CAPITAL SHARE TRANSACTIONS

Transactions in shares of capital stock for the periods indicated are as follows:

                                                   Six months ended April 30, 2005
                                             Class A       Class B    Class C     Class Y
Sold                                       1,806,212      606,749    116,446    1,783,049
Issued for reinvested distributions          185,836       90,243      3,625       51,724
Redeemed                                  (1,507,559)    (884,210)   (35,879)    (101,760)
                                          ----------     --------    -------     --------
Net increase (decrease)                      484,489     (187,218)    84,192    1,733,013
                                             -------     --------     ------    ---------

                                                        Year ended Oct. 31, 2004
                                             Class A       Class B    Class C     Class Y
Sold                                       2,472,726      879,364     48,206    1,747,550
Issued for reinvested distributions           58,294           --         --       16,159
Redeemed                                  (2,866,353)  (2,107,582)   (33,478)    (772,959)
                                          ----------   ----------    -------     --------
Net increase (decrease)                     (335,333)  (1,228,218)    14,728      990,750
                                            --------   ----------     ------      -------

--------------------------------------------------------------------------------
26   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

5. LENDING OF PORTFOLIO SECURITIES

At April 30, 2005, securities valued at $271,340 were on loan to brokers. For collateral, the Fund received $284,000 in cash. Cash collateral received is invested in short-term securities, which are included in the short-term section of the "Investments in securities." Income from securities lending amounted to $956 for the six months ended April 30, 2005. The risks to the Fund of securities lending are that the borrower may not provide additional collateral when required or return the securities when due.

6. FORWARD FOREIGN CURRENCY CONTRACTS

At April 30, 2005, the Fund has forward foreign currency exchange contracts that obligate it to deliver currencies at specified future dates. The unrealized appreciation and/or depreciation on these contracts is included in the accompanying financial statements. See "Summary of significant accounting policies." The terms of the open contracts are as follows:

Exchange date               Currency to     Currency to      Unrealized      Unrealized
                           be delivered     be received    appreciation    depreciation
May 9, 2005                     760,000         977,033         $    --          $1,034
                 European Monetary Unit     U.S. Dollar
May 17, 2005                  2,460,000       3,178,443          11,835              --
                 European Monetary Unit     U.S. Dollar
May 18, 2005                  1,325,000       1,066,828          13,592              --
                        Canadian Dollar     U.S. Dollar
                                                                -------          ------
Total                                                           $25,427          $1,034
                                                                -------          ------

7. BANK BORROWINGS

The Fund has a revolving credit agreement with a syndicate of banks headed by The Bank of New York, whereby the Fund may borrow for the temporary funding of shareholder redemptions or for other temporary or emergency purposes. The Fund must maintain asset coverage for borrowings of at least 300%. The agreement, which enables the Fund to participate with other American Express mutual funds, permits borrowings up to $500 million, collectively. Interest is charged to each Fund based on its borrowings at a rate equal to either the higher of the Federal Funds Effective Rate plus 0.50% or the Prime Lending Rate. Borrowings are payable within 60 days after such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the amount of the credit facility at a rate of 0.09% per annum. The Fund had no borrowings outstanding during the six months ended April 30, 2005.

8. CAPITAL LOSS CARRY-OVER

For federal income tax purposes, the Fund had a capital loss carry-over of $43,431,051 at Oct. 31, 2004, that if not offset by capital gains will expire as follows:

                   2009                     2010                     2011
                $30,518,697              $10,684,989              $2,227,365

It is unlikely the board will authorize a distribution of any net realized capital gains until the available capital loss carry-over has been offset or expires.

--------------------------------------------------------------------------------
27   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

9. FINANCIAL HIGHLIGHTS

The tables below show certain important financial information for evaluating the Fund's results.

Class A
Per share income and capital changes(a)
Fiscal period ended Oct. 31,                                              2005(f)      2004        2003        2002       2001
Net asset value, beginning of period                                     $5.25        $4.73       $4.08       $4.53     $ 6.27
                                                                         -----        -----       -----       -----     ------
Income from investment operations:
Net investment income (loss)                                               .03          .04         .05         .07        .07
Net gains (losses) (both realized and unrealized)                          .30          .51         .64        (.50)     (1.27)
                                                                         -----        -----       -----       -----     ------
Total from investment operations                                           .33          .55         .69        (.43)     (1.20)
                                                                         -----        -----       -----       -----     ------
Less distributions:
Dividends from net investment income                                      (.10)        (.03)       (.04)       (.02)      (.03)
Distributions from realized gains                                           --           --          --          --       (.51)
                                                                         -----        -----       -----       -----     ------
Total distributions                                                       (.10)        (.03)       (.04)       (.02)      (.54)
                                                                         -----        -----       -----       -----     ------
Net asset value, end of period                                           $5.48        $5.25       $4.73       $4.08     $ 4.53
                                                                         -----        -----       -----       -----     ------
Ratios/supplemental data
Net assets, end of period (in millions)                                    $62          $57         $53         $54        $80
Ratio of expenses to average daily net assets(b)                         1.54%(c)     1.49%       1.60%       1.48%      1.45%
Ratio of net investment income (loss) to average daily net assets        1.09%(c)      .83%       1.03%       1.38%      1.18%
Portfolio turnover rate (excluding short-term securities)                  37%          74%         90%         99%       173%
Total return(d)                                                          6.23%(e)    11.62%      16.91%      (9.48%)   (20.63%)

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c)  Adjusted to an annual basis.

(d)  Total return does not reflect payment of a sales charge.

(e)  Not annualized.

(f)  Six months ended April 30, 2005 (Unaudited).

--------------------------------------------------------------------------------
28   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Class B
Per share income and capital changes(a)
Fiscal period ended Oct. 31,                                              2005(f)      2004        2003        2002       2001
Net asset value, beginning of period                                     $5.15        $4.65       $4.01       $4.47     $ 6.21
                                                                         -----        -----       -----       -----     ------
Income from investment operations:
Net investment income (loss)                                               .01          .01          --         .04        .01
Net gains (losses) (both realized and unrealized)                          .30          .49         .64        (.49)     (1.24)
                                                                         -----        -----       -----       -----     ------
Total from investment operations                                           .31          .50         .64        (.45)     (1.23)
                                                                         -----        -----       -----       -----     ------
Less distributions:
Dividends from net investment income                                      (.09)          --          --        (.01)        --
Distributions from realized gains                                           --           --          --          --       (.51)
                                                                         -----        -----       -----       -----     ------
Total distributions                                                       (.09)          --          --        (.01)      (.51)
                                                                         -----        -----       -----       -----     ------
Net asset value, end of period                                           $5.37        $5.15       $4.65       $4.01     $ 4.47
                                                                         -----        -----       -----       -----     ------
Ratios/supplemental data
Net assets, end of period (in millions)                                    $30          $30         $33         $36        $53
Ratio of expenses to average daily net assets(b)                         2.30%(c)     2.25%       2.37%       2.25%      2.21%
Ratio of net investment income (loss) to average daily net assets         .32%(c)      .08%        .27%        .61%       .42%
Portfolio turnover rate (excluding short-term securities)                  37%          74%         90%         99%       173%
Total return(d)                                                          5.96%(e)    10.75%      15.96%     (10.19%)   (21.21%)

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c)  Adjusted to an annual basis.

(d)  Total return does not reflect payment of a sales charge.

(e)  Not annualized.

(f)  Six months ended April 30, 2005 (Unaudited).

--------------------------------------------------------------------------------
29   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Class C
Per share income and capital changes(a)
Fiscal period ended Oct. 31,                                              2005(f)      2004        2003        2002       2001
Net asset value, beginning of period                                     $5.13        $4.64       $3.99       $4.46     $ 6.21
                                                                         -----        -----       -----       -----     ------
Income from investment operations:
Net investment income (loss)                                               .01          .01          --         .03        .02
Net gains (losses) (both realized and unrealized)                          .30          .48         .65        (.49)     (1.24)
                                                                         -----        -----       -----       -----     ------
Total from investment operations                                           .31          .49         .65        (.46)     (1.22)
                                                                         -----        -----       -----       -----     ------
Less distributions:
Dividends from net investment income                                      (.09)          --          --        (.01)      (.02)
Distributions from realized gains                                           --           --          --          --       (.51)
                                                                         -----        -----       -----       -----     ------
Total distributions                                                       (.09)          --          --        (.01)      (.53)
                                                                         -----        -----       -----       -----     ------
Net asset value, end of period                                           $5.35        $5.13       $4.64       $3.99     $ 4.46
                                                                         -----        -----       -----       -----     ------
Ratios/supplemental data
Net assets, end of period (in millions)                                     $1           $1          $1          $1         $1
Ratio of expenses to average daily net assets(b)                         2.29%(c)     2.24%       2.36%       2.24%      2.21%
Ratio of net investment income (loss) to average daily net assets         .29%(c)      .08%        .26%        .60%       .41%
Portfolio turnover rate (excluding short-term securities)                  37%          74%         90%         99%       173%
Total return(d)                                                          6.06%(e)    10.56%      16.29%     (10.34%)   (21.17%)

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c)  Adjusted to an annual basis.

(d)  Total return does not reflect payment of a sales charge.

(e)  Not annualized.

(f)  Six months ended April 30, 2005 (Unaudited).

--------------------------------------------------------------------------------
30   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Class Y
Per share income and capital changes(a)
Fiscal period ended Oct. 31,                                              2005(f)      2004        2003        2002       2001
Net asset value, beginning of period                                     $5.28        $4.76       $4.10       $4.56     $ 6.30
                                                                         -----        -----       -----       -----     ------
Income from investment operations:
Net investment income (loss)                                               .04          .05         .07         .07        .08
Net gains (losses) (both realized and unrealized)                          .30          .51         .64        (.50)     (1.28)
                                                                         -----        -----       -----       -----     ------
Total from investment operations                                           .34          .56         .71        (.43)     (1.20)
                                                                         -----        -----       -----       -----     ------
Less distributions:
Dividends from net investment income                                      (.10)        (.04)       (.05)       (.03)      (.03)
Distributions from realized gains                                           --           --          --          --       (.51)
                                                                         -----        -----       -----       -----     ------
Total distributions                                                       (.10)        (.04)       (.05)       (.03)      (.54)
                                                                         -----        -----       -----       -----     ------
Net asset value, end of period                                           $5.52        $5.28       $4.76       $4.10     $ 4.56
                                                                         -----        -----       -----       -----     ------
Ratios/supplemental data
Net assets, end of period (in millions)                                    $23          $13          $7          $4         $2
Ratio of expenses to average daily net assets(b)                         1.36%(c)     1.32%       1.43%       1.30%      1.31%
Ratio of net investment income (loss) to average daily net assets        1.24%(c)     1.00%       1.21%       1.52%      1.35%
Portfolio turnover rate (excluding short-term securities)                  37%          74%         90%         99%       173%
Total return(d)                                                          6.44%(e)    11.74%      17.32%      (9.55%)   (20.40%)

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c)  Adjusted to an annual basis.

(d)  Total return does not reflect payment of a sales charge.

(e)  Not annualized.

(f)  Six months ended April 30, 2005 (Unaudited).

--------------------------------------------------------------------------------
31   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Fund Expenses Example

(UNAUDITED)

As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the six months ended April 30, 2005.

Actual Expenses

The first line of the table provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading titled "Expenses paid during the period" to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line of the table provides information about hypothetical account values and hypothetical expenses based on the Fund's actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund's actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads). Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

--------------------------------------------------------------------------------
32   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

                                                          Beginning          Ending          Expenses
                                                        account value     account value     paid during       Annualized
                                                        Nov. 1, 2004     April 30, 2005    the period(a)     expense ratio
Class A
     Actual(b)                                             $1,000           $1,062.30          $7.92             1.54%
     Hypothetical (5% return before expenses)              $1,000           $1,017.25          $7.75             1.54%
Class B
     Actual(b)                                             $1,000           $1,059.60         $11.81             2.30%
     Hypothetical (5% return before expenses)              $1,000           $1,013.46         $11.55             2.30%
Class C
     Actual(b)                                             $1,000           $1,060.60         $11.76             2.29%
     Hypothetical (5% return before expenses)              $1,000           $1,013.51         $11.50             2.29%
Class Y
     Actual(b)                                             $1,000           $1,064.40          $7.00             1.36%
     Hypothetical (5% return before expenses)              $1,000           $1,018.15          $6.84             1.36%

(a) Expenses are equal to the Fund's annualized expense ratio as indicated above, multiplied by the average account value over the period, multiplied by 182/365 (to reflect the one-half year period).

(b) Based on the actual return for the six months ended April 30, 2005: +6.23% for Class A, +5.96% for Class B, +6.06% for Class C and +6.44% for Class Y.

--------------------------------------------------------------------------------
33   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

Approval of Investment Management Services Agreement

American Express Financial Corporation (AEFC), a wholly-owned subsidiary of American Express Company, serves as the investment manager to the Fund. Under an Investment Management Services Agreement (the Agreement), AEFC provides investment advice and other services to the Fund. Throughout the year, the Funds' Board of Directors and the Board's Investment Review Committee monitor these services.

Each year the Board determines whether to continue the Agreement by evaluating the quality and level of service received and the costs associated with those services. AEFC prepares detailed reports for the Board and its Contracts Committee in March and April and provides data prepared by independent organizations to assist the Board in making this determination. The Board gives considerable weight to the work, deliberations and conclusions of the Contracts and Investment Review Committees in determining whether to continue the Agreement.

On February 1, 2005, American Express Company announced its intention to pursue a spin-off of AEFC by distributing shares of the common stock of AEFC to shareholders of American Express Company. At a meeting held in person on April 14, 2005, the Board, including a majority of the independent members, approved the continuation of the Agreement for an interim period, not to exceed one year, ending on the later of (i) the effective date of the spin-off or (ii) the approval by the Fund's shareholders of a new investment management services agreement with AEFC (the Interim Period). The spin-off will not result in an "assignment" of the Agreement under the Investment Company Act of 1940 and, therefore, will not cause the termination of the Agreement according to its terms. In connection with the spin-off AEFC has proposed that going forward, services under the Agreement be provided by an affiliate, RiverSource Investments, LLC (RiverSource). Independent counsel advised the Board that it would be prudent, in connection with the spin-off, to consider a new agreement with RiverSource and to seek shareholder approval of that agreement as soon as practical thereafter.

Investment performance is a major factor in the evaluation process, and the Board reviewed the Fund's performance over a range of different periods by comparing its performance to relevant Lipper and broader market indices. The Board considered that over time the Fund's investment performance should be above the median for a peer group of funds with similar investment goals and noted that the Fund's investment performance in 2004 exceeded the median.

The Board noted that, in addition to portfolio management and investment research, AEFC provides portfolio trading, daily net asset value calculation, management of cash flow, product development, administration of its compliance and legal departments, access to distribution, accounting and recordkeeping, and reporting to the Board and shareholders. To evaluate these services, the Board referred to surveys and benchmarks established by commercial providers, trade associations and AEFC's internal processes. The Board concluded that the services provided were consistent with services provided by investment managers to comparable mutual funds.

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34   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

The Board also evaluated the price paid for the services provided by AEFC, noting the existence of a pricing philosophy, established by the Board and AEFC, that seeks to maintain total Fund expenses within a range of the median expenses charged to comparable funds sold through financial advisors. The Board considered detailed information set forth in an annual report on fees and expenses, including, among other things, data showing a comparison of the Fund's expenses with median expenses paid by funds in its comparison group and data showing the Fund's contribution to AEFC's profitability. The Board determined that the total expense ratio of the Fund is below the median of its comparison group.

The Board considered the economies of scale that might be realized by AEFC as the Fund grew and took note of the extent to which Fund shareholders also might benefit from such growth. The Board considered that the Agreement provided for lower fees as assets increase at pre-established breakpoints and concluded that the Agreement satisfactorily provided for sharing these economies of scale.

The Board took into account the Contract Committee's discussion comparing the fees AEFC charges to the Fund with those it charges to institutional clients, noting that the relatively higher fees paid by the Fund were principally attributable to the additional services required to manage a regulated mutual fund, like the Fund, and the operation of a large mutual fund family. The Board also considered the profitability realized by AEFC and its affiliates from its relationship with the Fund. The Board took into account the services acquired by AEFC through the use of commission dollars paid by the Fund on portfolio transactions. The Board concluded that AEFC's overall costs and profitability were appropriate, although profitability may be too low on an ongoing basis.

The Board noted that the fees paid by the Fund should permit AEFC to offer competitive compensation to its personnel, make necessary investments in its business and earn an appropriate profit. Based on the foregoing, the Board concluded that the fees paid to AEFC under the Agreement were fair and reasonable and determined to approve renewal of the Agreement for the Interim Period.

Proxy Voting

The policy of the Board is to vote all proxies of the companies in which the Fund holds investments. The procedures are stated in the Statement of Additional Information (SAI). You may obtain a copy of the SAI without charge by calling
(800) 862-7919; by looking at the website americanexpress.com/funds; or by searching the website of the Securities and Exchange Commission http://www.sec.gov. You may view the Fund's voting record for all portfolio companies whose shareholders meetings were completed the previous quarter on americanexpress.com/funds or obtain a copy by calling the Fund's administrator, Board Services Corporation, collect at (612) 330-9283. In addition, information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available at http://www.sec.gov.

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35   --   AXP THREADNEEDLE GLOBAL BALANCED FUND   --   2005 SEMIANNUAL REPORT

(logo)
AMERICAN
 EXPRESS
(R)

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

This report must be accompanied or preceded by the Fund's current prospectus. Distributed by American Express Financial Advisors Inc. Member NASD. American Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.